                             [GARDEN BOTANIKA LOGO]
                             8624 154TH AVENUE N.E.
                               REDMOND, WA 98052
                                 (425) 881-9603

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

To the Shareholders of Garden Botanika, Inc.

     Notice is hereby given that the 1997 Annual Meeting of the Shareholders of Garden Botanika, Inc. (the "Company") is scheduled to be held in the Marymoor Meeting Room at the DoubleTree Hotel Bellevue (formerly, the Bellevue Red Lion
Inn), 300 112th Avenue S.E., Bellevue, Washington on Wednesday, July 2, 1997 at 5:00 p.m. local time for the following purposes:

          1. To elect two directors in Class 1 for terms expiring at the 1998 Annual Meeting of Shareholders, two directors in Class 2 for terms expiring at the 1999 Annual Meeting of Shareholders, and two directors in Class 3 for terms expiring at the 2000 Annual Meeting of Shareholders.

          2. To approve an increase in the number of shares authorized to be issued under the terms of the Company's 1992 Combined Incentive and Nonqualified Stock Option Plan from 398,217 shares of Common Stock to 1,089,038 shares of Common Stock.

          3. To ratify the selection of Arthur Andersen LLP as the independent public auditors of the Company for the current fiscal year.

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business of May 2, 1997 will be entitled to notice of, and to vote at, this meeting and any adjournments thereof.

                                          By order of the Board of Directors

                                          LOGO
                                          Michael W. Luce, President

Redmond, Washington
May 29, 1997

                             YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED
 PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE
                        IF MAILED IN THE UNITED STATES.

                             GARDEN BOTANIKA, INC.
                             8624 154TH AVENUE N.E.
                           REDMOND, WASHINGTON 98052
                                 (425) 881-9603

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         INFORMATION REGARDING PROXIES

     This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Garden Botanika, Inc. ("Garden Botanika" or the "Company") for the Annual Meeting of Shareholders to be held at 5:00 p.m. local time on Wednesday, July 2, 1997 (the "Annual Meeting") in the Marymoor Meeting Room at the DoubleTree Hotel Bellevue (formerly, the Bellevue Red Lion Inn), 300 112th Avenue S.E., Bellevue, Washington. Only shareholders of record at the close of business on May 2, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. The Company anticipates that it will first mail this proxy statement and the enclosed proxy, together with its annual report for the fiscal year ended February 1, 1997, on June 2, 1997, to shareholders entitled to vote at the Annual Meeting.

     When you sign and return the enclosed proxy, the shares represented thereby will be voted (1) for the nominees for director listed in Class 1, Class 2 and Class 3; (2) for the proposed increase in the number of shares authorized to be issued under the terms of the Company's 1992 Combined Incentive and Nonqualified Stock Option Plan (the "Employee Plan"); and (3) for the approval of auditors, unless otherwise indicated on the proxy. The enclosed proxy permits you to withhold authority for one or more nominees, to vote against the increase in the number of shares authorized under the Employee Plan and against the approval of auditors. On all matters, shareholders are entitled to one vote per share, and shareholders do not have the right to cumulate votes in the election of directors.

     Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy at any time before it is voted by sending notice prior to the Annual Meeting to ChaseMellon Shareholder Services, 520 Pike Street, Suite 1220, Seattle, Washington 98101. If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The only outstanding voting securities of the Company are shares of common stock (the "Common Stock"), each of which is entitled to one vote. As of the Record Date, there were 7,069,098 shares of Common Stock issued and outstanding. The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

     Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by the holders of shares represented in person or by proxy. Approval of Items 2 and 3 each requires the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes on any item to be voted upon and are not counted in determining the amount of shares voted on any item.

                       ITEM ONE -- ELECTION OF DIRECTORS

     Commencing with the Annual Meeting, the Board of Directors will consist of three classes, as nearly equal in number as possible. At the Annual Meeting, the directors in Class 1 will be elected for a one-year term, the directors in Class 2 will be elected for a two-year term, and the directors in Class 3 will be elected for a three-year term. Thereafter, directors elected to succeed those directors whose terms expire will each be elected for a three-year term of office, so that directors will hold office for staggered terms of three years (and until their successors are elected and qualified).

     The Company's Board of Directors is authorized to set the number of directors, so long as the number is not less than three nor more than nine, and so long as any reduction in the number of members does not have the effect of shortening the term of an incumbent director. The number of members on the Board of Directors is now set at six.

     Information as to each nominee in Class 1, 2 and 3 is set forth below. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES.

                             NOMINEES FOR DIRECTOR

CLASS 1: TERMS EXPIRING AT 1998 ANNUAL MEETING OF SHAREHOLDERS

     Damon H. Ball, age 40, has been a director of the Company since 1995. Mr. Ball has been a Senior Vice President of Desai Capital Management Incorporated ("DCMI") since December 1993 and, for the five years prior to that, served as a Vice President of DCMI. DCMI is a specialized equity investment management firm which manages the assets of various institutional clients, including Equity-Linked Investors, LP and Equity-Linked Investors II.

     Gerald R. Gallagher, age 56, has been a director of the Company since 1991. Since April 1987, Mr. Gallagher has been a general partner of Oak Investment Partners, a venture capital partnership. For more than 25 years, he has been involved with the retail industry, holding positions as a research analyst, manager and venture capitalist. Before joining Oak Investment Partners, Mr. Gallagher was Vice Chairman of Dayton Hudson Corporation where, for ten years, he served in both operating and staff positions. From 1969 to 1977, Mr. Gallagher was the retail company research analyst at Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Gallagher is also a director of nine private retail and restaurant companies.

CLASS 2: TERMS EXPIRING AT 1999 ANNUAL MEETING OF SHAREHOLDERS

     William B. Randall, age 76, has been a director of the Company since 1990. Mr. Randall founded Randall International in 1989 and has been its President and Chief Executive Officer since its inception. Randall International is engaged in manufacturing and packaging personal care products for private spas, resorts and hotels, and manufactures certain products for Garden Botanika in accordance with the Company's specifications. From 1974 to 1986, Mr. Randall was President of La Costa Products International, which created and manufactured numerous body care products under the "La Costa Spa" brand. Prior to that, Mr. Randall was President and the founder of Renauld Incorporated, a maker of fashion sunglasses, and Sea and Ski Company, a marketer of sun protection products.

     Dale J. Vogel, age 52, has been a director of the Company since 1991. Mr. Vogel has been a general partner with U.S. Venture Partners since 1990. From 1984 to 1990, Mr. Vogel was a general partner of Norwest Venture Capital and, from 1980 to 1984, President of K2 Corporation, a privately held ski company. Mr. Vogel was President of JanSport, a sporting goods apparel manufacturer, from 1979 to 1980. Mr. Vogel is also a director of Leeann Chinn, Inc. and Cucina, Cucina, Inc., both of which are restaurant companies, as well as Chronology Corporation and Portable Software, Inc.

CLASS 3: TERMS EXPIRING AT 2000 ANNUAL MEETING OF SHAREHOLDERS

     Jeffrey H. Brotman, age 54, is a co-founder of the Company and has served as Chairman of the Board and Secretary since 1990. Mr. Brotman is also a founder and currently Chairman of the Board of Costco Wholesale, a warehouse-format discount retailer. In addition, Mr. Brotman is a director of Starbucks Corporation and The Sweet Factory. Mr. Brotman also serves as a Trustee of the University of Washington Medical Center, the Seattle Foundation, The Seattle Art Museum, and The International Council of Shopping Centers. Mr. Brotman also serves on the Advisory Board of Seafirst Bank.

     Michael W. Luce, age 46, is a co-founder of the Company and has served as a director and its President and Chief Executive Officer since its formation in 1989. Prior to founding Garden Botanika, Mr. Luce was President and Chief Operating Office of Eddie Bauer Company ("Eddie Bauer"), an outdoor clothing retailer, until it was acquired by Spiegel, Inc. in 1988. From 1984 to 1988, before becoming its President, Mr. Luce held various positions in the store and mail-order divisions of Eddie Bauer, including General Merchandise Manager and Vice President of Marketing. Prior to joining Eddie Bauer, Mr. Luce was employed for nine years at the Meier and Frank Company, a Portland, Oregon-based department store chain and a division of May Company, where, among other positions, he served as a Divisional Vice President. Mr. Luce graduated from Harvard University and obtained a Masters of Business Administration degree from the Amos Tuck School of Dartmouth College.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS:

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 10, 1997 by each director and nominee; by the following group of individuals, who are collectively referred to as "the Named Officers": (i) all individuals serving as the Company's Chief Executive Officer or acting in a similar capacity during the fiscal year ending February 1, 1997 and (ii) the four most highly paid executive officers of the Company other than the Chief Executive Officer who were serving as executive officers at the end of the year ending February 1, 1997; and by all directors and executive officers of the Company as a group.

                                                                     AMOUNT OF
                               NAME                             BENEFICIAL OWNERSHIP   PERCENTAGE
    ----------------------------------------------------------  --------------------   ----------
    Damon H. Ball(1)..........................................             855            *
    Jeffrey H. Brotman(2).....................................         161,442             2.23%
    Gerald R. Gallagher(3)....................................         422,191             5.64%
    Michael W. Luce(4)........................................         145,552             2.02%
    William B. Randall(5).....................................          12,299            *
    Dale J. Vogel(6)..........................................          40,497            *
    C. Michael Fisher(7)......................................          35,074            *
    Arlee J. Jensen(8)........................................          53,858            *
    Myron E. Kirkpatrick(9)...................................           8,492            *
    Jeffrey C. Mason(10)......................................           5,718            *
    All directors and executive officers as a group (13
      persons)................................................         785,465            11.11%

---------------
  *  Less than one percent.

 (1) Represents shares of Common Stock that are issuable upon the exercise of currently exercisable options.

 (2) Includes 22,336 shares of Common Stock held by Mr. Brotman's spouse; 28,564 shares held by the 1991 Brotman's Children's Trust, John Meisenbach TTE as to which Mr. Brotman disclaims beneficial ownership; and 10 shares held by Mr. Brotman's minor son as to which Mr. Brotman also disclaims beneficial ownership. Also includes 5,271 shares of Common Stock that are issuable upon the exercise of currently exercisable options.

 (3) Represents 402,638 shares of Common Stock held by Oak Investment Partners IV, Limited Partnership, and 15,808 shares of Common Stock held by Oak IV Affiliates Fund, Limited Partnership. Mr. Gallagher is a managing member of Oak Associates IV, L.L.C., which is the general partner of Oak Investment Partners IV, Limited Partnership. Mr. Gallagher has shared voting and investment power with respect to such shares but disclaims beneficial ownership. Also includes 3,745 shares of Common Stock that are issuable upon the exercise of currently exercisable options.

 (4) Includes 5,084 shares of Common Stock held by certain family members of Mr. Luce for which Mr. Luce may be deemed a beneficial owner. Also includes 12,711 shares of Common Stock that are issuable upon the exercise of currently exercisable options.

 (5) Includes 1,063 shares of Common Stock held by Southwest Securities, Inc. FBO William Randall IRA and 500 shares of Common Stock held by Mr. Randall's spouse. Also includes 5,271 shares of Common Stock that are issuable upon the exercise of currently exercisable options.

 (6) Represents 32,233 shares of Common Stock held by U.S. Venture Partners III, a California Limited Partnership; 336 shares of Common Stock held by U.S.V. Entrepreneur Partners, a California limited partnership; and 1,007 shares of Common Stock held by Second Ventures Limited Partnership. Mr. Vogel is a partner of U.S. Venture Partners III and disclaims beneficial ownership of such shares. Also includes 667 shares of Common Stock held by Mr. Vogel's spouse and 4,254 shares of Common Stock that are issuable upon the exercise of currently exercisable options.

 (7) Includes 33,682 shares of Common Stock that are issuable upon the exercise of currently exercisable options and 1,059 shares of Common Stock that are issuable upon the exercise of options exercisable within 60 days.

 (8) Includes 200 shares of Common Stock held by Ms. Jensen's spouse for the benefit of a minor child and 25,738 shares of Common Stock that are issuable upon the exercise of currently exercisable options.

 (9) Includes 1,000 shares held in an IRA account; 50 shares held by Mr. Kirkpatrick's spouse as to which Mr. Kirkpatrick disclaims beneficial ownership; and 37 shares held by Mr. Kirkpatrick's unadopted stepdaughter, as to which Mr. Kirkpatrick also disclaims beneficial ownership. Also includes 6,355 shares of Common Stock that are issuable upon the exercise of currently exercisable options.

(10) Represents 5,400 shares of Common Stock that are issuable upon the exercise of currently exercisable options and 318 shares of Common Stock that are issuable upon the exercise of options exercisable within 60 days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS(1):

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 10, 1997 by each person known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock.

                                                         COMMON STOCK/AMOUNT AND NATURE   PERCENT OF
                   NAME AND ADDRESS                         OF BENEFICIAL OWNERSHIP         CLASS
-------------------------------------------------------  ------------------------------   ----------
BankAmerica Ventures(2)................................              759,232                 10.7%
  950 Tower Lane, Suite 700
  Foster City, CA 94104
Equity-Linked Investors, LP(3).........................              522,306                  7.4%
  540 Madison Avenue, 36th Floor
  New York, NY 10022
Oak Investment Partners IV, Limited Partnership(4).....              425,115                  6.0%
  c/o Oak Investment Partners
  4550 Norwest Center
  90 South Seventh Street
  Minneapolis, MN 55402
Weiss, Peck & Greer, L.L.C.(5).........................              382,500                  5.4%
  One New York Plaza
  New York, NY 10004
Olympus Private Placement Fund, L.P....................              378,577                  5.4%
  One Station Place
  Stanford, CT 06902

---------------

(1) This table is based upon information supplied by officers, directors, principal shareholders and Schedules 13G filed with the Securities and Exchange Commission (the "Commission"). The Schedules 13G received by the Company were dated as early as February 5, 1997 and as late as February 14, 1997.

(2) Does not include 30,000 shares over which BankAmerica Corporation ("BAC"), the ultimate parent corporation of BankAmerica Ventures, has shared voting power due to the corporate relationships of lower-tier BAC subsidiaries.

(3) Includes 261,153 shares of Common Stock held by Equity-Linked Investors II, a related New York limited partnership. The general partners and the managing general partner of these partnerships, together with the sole stockholder of the managing general partner, may be deemed to have shared voting and/or dispositive power over such shares.

(4) Consists of 409,017 shares and options for shares of Common Stock held by Oak Investment Partners IV, Limited Partnership, and 16,098 shares and options for shares of Common Stock held by Oak IV Affiliates Fund, Limited Partnership, over which common owners may be deemed to have shared voting and dispositive power.

(5) Consists of 382,500 shares of Common Stock over which Weiss, Peck & Grier ("WP&G") has shared voting and dispositive power. The shares are held in various discretionary accounts of certain clients for whom WP&G acts as a broker-dealer and/or investment manager.

             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during fiscal year 1996. The Company has established two standing committees of the Board of Directors, an Audit Committee and a Compensation Committee, and does not have a standing Nominating Committee.

     The purpose of the Audit Committee is to review the functions of the Company's management and independent auditors pertaining to the Company's financial statements and perform such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. The Audit Committee held four meetings during fiscal year 1996. Messrs. Ball and Vogel are the members of the Audit Committee.

     The purpose of the Compensation Committee is to determine officer and director compensation and administer the Company's Employee Plan. The Compensation Committee held one meeting during fiscal year 1996. Messrs. Brotman, Gallagher and Vogel are the members of the Compensation Committee.

     All directors attended 75% or more of the aggregate number of meetings of the Board and committees on which they served.

                      DIRECTORS' COMPENSATION AND BENEFITS

     Nonemployee directors of the Company are reimbursed for reasonable out-of-pocket expenses in connection with their travel to and attendance at Board of Directors meetings. Starting in fiscal 1997, under the terms of the 1996 Directors' Nonqualified Stock Option Plan (the "Directors Plan"), each nonemployee director will receive an automatic grant of an option to purchase 1,271 shares of Common Stock upon his or her election or appointment to the Board of Directors and thereafter at each Annual Meeting of the Board of Directors for as long as the individual continues to serve as a director of the Company. The exercise price of options granted under the Directors' Plan must equal the fair market value of the Common Stock on the date of grant. Options will vest at the rate of one-twelfth per month so that each year's options are fully vested at the end of one year.

     The Annual Meeting of the Board of Directors for fiscal 1997 is scheduled to be held following the Annual Meeting of Shareholders on July 2, 1997, at which time the Company expects options to purchase an aggregate of 7,626 shares will be granted to current directors. To date, no options have been granted under the Directors' Plan.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation information for the Named Officers for the indicated calendar years.

SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                        COMPENSATION AWARDS
                                                ANNUAL COMPENSATION    ---------------------
                                                --------------------   SECURITIES UNDERLYING    ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR     SALARY($)   BONUS($)        OPTIONS(#)         COMPENSATION
-------------------------------------  ----     ---------   --------   ---------------------   ------------
Michael W. Luce......................  1996     $ 253,076        --           120,580            $  4,125(1)
  President and Chief Executive        1995     $ 216,923   $30,000            31,780            $  2,032(1)
  Officer                              1994     $ 183,531        --                --                  --

C. Michael Fisher....................  1996     $ 180,750   $17,079            40,700
  Senior Vice President --             1995     $ 174,423   $40,820            19,067            $    240(1)
  Operations                           1994     $ 153,591   $ 5,000             6,355

Arlee J. Jensen......................  1996     $ 178,272   $15,132            40,000            $  2,527(1)
  Senior Vice President --             1995     $ 170,192   $36,094            19,067            $  1,286(1)
  Merchandising and Marketing          1994     $ 131,808   $ 5,000             6,355

Myron E. Kirkpatrick.................  1996     $ 155,290   $ 7,207            22,200                  --
  Vice President -- Finance and        1995(2)  $ 117,115        --            15,889
  Chief Financial Officer              1994            --        --                --                  --

Jeffrey C. Mason.....................  1996     $ 161,660   $10,363            23,400                  --
  Vice President -- Real Estate and    1995(2)  $ 148,846        --            12,710            $ 25,243(3)
  Construction                         1994            --        --                --                  --

---------------
(1) Represents term life insurance and medical insurance premiums.

(2) Messrs. Kirkpatrick and Mason joined the Company during fiscal 1995. If Messrs. Kirkpatrick and Mason had been employed by the Company during the entire fiscal year at the same annual base salary rate, their annual salaries would have been $145,000 and $150,000, respectively.

(3) Represents relocation and related expenses.

                                 STOCK OPTIONS

OPTION GRANTS IN FISCAL YEAR 1996

     The following table provides information on option grants to the Named Officers in fiscal 1996. Individual grants are listed separately for each Named Officer. In addition, this table shows the potential gain that could be realized if the fair market value of the Company's Common Stock were to appreciate at either a 5% or 10% annual rate for the period of the option term.

                                                                                       POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS(1)                     VALUE AT ASSUMED ANNUAL
                             ----------------------------------------------------      RATES OF STOCK PRICE
                                          % OF TOTAL                                  APPRECIATION FOR OPTION
                             SECURITIES   GRANTED TO                                          TERM(3)
                             UNDERLYING   EMPLOYEES    EXERCISE                       -----------------------
           NAME              OPTIONS(#)   IN 1996(2)    PRICE     EXPIRATION DATE        5%           10%
---------------------------  ----------   ----------   --------   ---------------     --------     ----------
Michael W. Luce............    120,580       25.4%      $8.625        10/16/06        $654,052     $1,657,496
C. Michael Fisher..........     40,700        8.6%      $8.625        10/16/06        $220,766     $  559,463
Arlee J. Jensen............     40,000        8.4%      $8.625        10/16/06        $216,969     $  549,841
Myron E. Kirkpatrick.......     22,200        4.7%      $8.625        10/16/06        $120,418     $  305,162
Jeffrey C. Mason...........     23,400        4.9%      $8.625        10/16/06        $126,927     $  321,657

---------------
(1) All options were granted at fair market value at the date of grant. All options vest annually over a four-year period and expire after ten years and two days. See also "Employment Agreements and Change in Control Arrangements."

(2) Based on an aggregate of 474,635 shares subject to options granted to employees in the fiscal year ended February 1, 1997.

(3) The assumed rates of growth are prescribed by the Commission for illustrative purposes only and are not intended to predict or forecast future stock prices, nor do they reflect the Company's estimate of future stock price growth.

1996 FISCAL YEAR-END OPTION VALUES

     The following table shows the value of option grants outstanding as of February 1, 1997 for each Named Officer. None of the Named Officers exercised options in 1996.

                                                                                   VALUE OF UNEXERCISED,
                                               NUMBER OF SECURITIES               IN-THE-MONEY OPTIONS(1)
                                                UNDERLYING OPTIONS             -----------------------------
                                         ---------------------------------     EXERCISABLE     UNEXERCISABLE
                 NAME                    EXERCISABLE(#)   UNEXERCISABLE(#)      ($ VALUE)        ($ VALUE)
---------------------------------------  --------------   ----------------     -----------     -------------
Michael W. Luce........................       6,355            146,005                --                  --
C. Michael Fisher......................      27,009             70,893                --                  --
Arlee J. Jensen........................      20,654             59,068           $23,360                  --
Myron E. Kirkpatrick...................       3,177             34,912                --                  --
Jeffrey C. Mason.......................       4,447             31,663                --                  --

---------------
(1) Calculation based on the spread between the closing sale price of $9.50 per share of Common Stock on the last trading day before February 1, 1997 and the exercise price of the grants.

            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into an employment agreement with Mr. Luce which provides for an annual base salary of $150,000 and pursuant to which the Company agreed, among other things, to review the level of Mr. Luce's compensation every six months and, with the proceeds of insurance (if any) on the life of Mr. Luce obtained by the Company, to repurchase Company stock owned by his estate in the event of his death at the "fair market value" of such stock, as determined by an appraisal. In addition, Mr. Luce agreed not to participate, while an employee of the Company and for a period of two years thereafter, in a business or enterprise that competes with the Company.

     In the event that Mr. Luce is terminated for any reason other than for cause, including termination in connection with a change of control of the Company, he is entitled to one year's salary, any benefits that would have accrued during such one-year period and any reimbursable out-of-pocket expenses incurred prior to termination. Mr. Luce forfeits such termination benefits in the event he breaches either the noncompete or confidentiality provisions of his employment agreement.

     The Company has entered into an Option and Severance Agreement with Mr. John A. Garruto, the Company's Vice President of Research and Product Development, which provides for an annual base salary of $130,000. In addition, Mr. Garruto received stock options to purchase 25,424 shares of Common Stock at $1.97 per share, which options vest monthly over a five-year period for as long as Mr. Garruto is employed by the Company. These options were not granted under the Company's Employee Plan. In the event Mr. Garruto is terminated without cause (as determined by the Company's Board of Directors), he will be entitled to severance payments equal to his then-current salary for nine months following the effective date of termination.

     The Company has also entered into an agreement with Mr. Kirkpatrick, who has announced his retirement, which provides that he will continue as the Company's Chief Financial Officer until the earlier of October 31, 1997 or thirty days following the appointment of a successor to his position. After that time, for a period of six months, Mr. Kirkpatrick will continue to serve the Company as a consultant for a fee of $5,000 per month. At the end of the six-month period, the Company has agreed to cause options for 5,000 shares of the Company's Common Stock with the lowest exercise price then held by Mr. Kirkpatrick (or, if lower, then held by any employee granted options subsequent to his retirement announcement) to vest as of such date and to remain exercisable for three years.

     In addition, the Company has entered into a Stock Option Agreement and Payment Obligation with Mr. Mason, which includes the grant of options to purchase 9,533 shares of Common Stock at $9.83 per share, which options vest monthly over a five-year period (the "Option Period"). The agreement with Mr. Mason obligates the Company at the end of the Option Period to pay him the difference, if any, between the value of all options granted and Common Stock issued to Mr. Mason prior to such date and $1.0 million, except that, if and to the extent the value of such options and Common Stock shall have exceeded $670,000 at any time during the Option Period, the Company's obligation shall be reduced. The Company, which records a liability for this agreement on a quarterly basis during the Option Period, recorded a liability of $206,500 for fiscal 1996 and has accrued a total liability of $399,000 through February 1, 1997. The payment obligation will vary, depending on the extent of future option grants, if any, and the value of Mr. Mason's options. The obligation may be satisfied by accelerating existing options, granting additional options or making a cash payment. The Company has a similar obligation in the event of a change of control of the Company. In addition, in the event he is not employed throughout the Option Period and has not been terminated for cause, Mr. Mason is entitled to vested options, upon termination of employment, for shares with a value of $200,000 for each year or part of a year in which he has worked for the Company. The Company has also entered into an employment agreement with Mr. Mason which provides a base annual salary of $150,000.

     Under the Employee Plan, outstanding options vest, at the discretion of the Compensation Committee, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company determined and administered the compensation of the Company's executive officers during fiscal 1996.

COMPENSATION PRINCIPLES

     The Compensation Committee believes that a significant portion of executive compensation should be at risk, that performance should be rewarded, that the financial interests of executive officers should be aligned with shareholders through stock ownership, and that compensation should be competitive with others in the personal care products industry. We have structured executive compensation at Garden Botanika to meet these criteria.

     The Company's executive compensation program consists of three components:
(i) base salaries, (ii) short-term incentives in the form of annual cash bonuses, and (iii) long-term incentives in the form of stock options. At higher management levels, the mixture of components is weighted more heavily toward variable performance-based incentives. In developing its compensation program and setting compensation levels, the Company has consulted with compensation experts and reviewed prior years' compensation levels among comparable executives.

     Base salary levels are vital to the Company's ability to attract and retain qualified key officers. Increases in salary, if appropriate, are made on the basis of an annual performance rating of the individual. In formulating a performance rating, the Compensation Committee considers an individual's contribution to sales increases, operating efficiency, expense control, earnings and expansion. Qualitative factors, such as leadership ability, are also recognized.

     The purpose of annual cash bonus awards, which are paid after the fiscal year-end, is to provide a direct linkage between executive compensation and the Company's overall annual performance. At the beginning of each fiscal year, the Compensation Committee and the Board of Directors establish target annual financial performance levels for the Company. At the end of each fiscal year, the Compensation Committee and the Board of Directors rate the Company's prior year's performance based, in part, on its financial achievements (in relation to the target performance levels for that year) and, in part, on a variety of qualitative assessments. For awards made in 1996, based on the prior fiscal year's performance, the cash awards reflected a combination of the Company's overall rating and an individual's performance rating. Based on the disappointing results produced by the Company in 1996, no executive cash bonuses will be paid for that year.

     Stock option grants to executives constitute the long-term equity incentive component of the Company's compensation program, the purpose of which is to strengthen the link between the executive's compensation and the Company's long-term stock performance. Stock options are granted at the fair market value of the Company's Common Stock on the date of grant and expire after ten years and two days. The Compensation Committee determines the vesting schedule, which is generally in equal increments annually over the course of four or five years. In determining stock option awards, the Compensation Committee considers the executive's expected contributions toward meeting the Company's long-term strategic goals and grants of options in prior years.

CHIEF EXECUTIVE OFFICER COMPENSATION

     During fiscal 1996, Garden Botanika's most highly compensated officer was Michael W. Luce, President and Chief Executive Officer of the Company since its inception in 1989. Mr. Luce's 1995 performance, which was the basis for setting the level of his compensation for fiscal 1996, was reviewed by the Compensation Committee and discussed with the Board of Directors and Mr. Luce. In addition, the Committee relied on information developed with the assistance of an independent executive compensation consulting firm, Watson Wyatt Worldwide. Based upon market studies of pay levels for chief executive officers at comparable retailers and companies producing personal care products, the Compensation Committee determined that Mr. Luce's base salary had been somewhat below the competitive average for his position.

     The Committee noted that, during fiscal 1995, the Company had approximately doubled its sales volume and opened 66 stores, increasing its store base by approximately 77%. This growth in new stores was accomplished while maintaining comparable store sales growth of approximately 16%. In addition, the Company's mail order division became instrumental in driving store sales, and the Company's store division achieved profitability for the first time. In fiscal 1995, the Compensation Committee noted that Garden Botanika had joined The Body Shop and Bath and Body Works as a nationally recognized specialty retailer of personal care products, and had positioned itself for the registration and initial public offering of its Common Stock. The Compensation Committee also noted, however, that the Company needed to improve its performance in meeting certain financial targets, such as overall sales and store contribution margins. Against this background, Mr. Luce's annual salary for fiscal 1996 was increased to $253,076 (or approximately 17%), but no annual cash bonus for the year was awarded.

     The Compensation Committee also determined that equity-based incentive compensation should increase as a significant portion of Mr. Luce's total compensation so that the value ultimately realized by Mr. Luce would depend directly on the long-term performance of the Company and would be commensurate with the value realized by shareholders. In fiscal 1996, the Committee granted Mr. Luce a nonqualified stock option to purchase 120,580 shares of Common Stock which, if an amendment to the Company's Employee Plan is approved by shareholders, would be governed by the terms of that plan.

INTERNAL REVENUE CODE SECTION 162

     Under Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"), the federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated other executive officers of publicly held corporations is limited to $1 million per officer per fiscal year, unless the compensation qualifies as "performance-based compensation" under Section 162(m) of the Code. The Compensation Committee is aware of this limitation and believes that no compensation paid by the Company during 1997 will exceed the $1 million limitation.

                                          Compensation Committee
                                          Jeffrey H. Brotman
                                          Gerald R. Gallagher
                                          Dale J. Vogel

                            STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total shareholder return on the Common Stock for the period beginning on May 22, 1996, the date the Company's shares began trading on the Nasdaq National Market, and ending on February 1, 1997, the last day of the Company's 1996 fiscal year, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Retail Trade Stocks Index over the same period. The comparison assumes $100 was invested on May 22, 1996 in the Common Stock and in each of the indices and assumes reinvestment of dividends, if any, since that date. The Company has not paid cash dividends on the Common Stock. Historic stock price is not indicative of future stock performance.

                                      LOGO

     (1) Assumes $100 investment on May 22, 1996.

        ITEM 2 -- INCREASE IN SHARES AUTHORIZED UNDER THE EMPLOYEE PLAN

     In May 1993, the Company's shareholders approved the Company's 1992 Combined Incentive and Nonqualified Stock Option Plan (the "Employee Plan"). The Company is currently authorized to issue 398,217 shares of Common Stock upon the exercise of options granted under the Employee Plan.

     At the Annual Meeting, the shareholders will be asked to approve an amendment to the Employee Plan that would increase the number of shares authorized to be issued under its terms from 398,217 shares to 1,089,038 shares. The Company believes that the increase is necessary and appropriate in order to accommodate executive officers and other employees who were granted options in fiscal 1996 (as the "1995 Performance Awards") and to enable Garden Botanika to continue to attract and retain experienced employees in the future.

     In October 1995, the Company's shareholders last approved an increase in the number of shares authorized for issuance under the Employee Plan to 398,217 shares (after giving effect to a reverse stock split). At that time, the Company believed that this number would be adequate to support annual employee performance awards in the near term, as well as to provide an option pool for use in attracting new employees. Since that time, the Company's Compensation Committee solicited and obtained the report of an independent executive compensation consulting firm, Watson Wyatt Worldwide, that recommended, among other things, that a significant percentage of the compensation of key executives be tied to the Company's long-term stock performance. In making the Company's 1995 Performance Awards, the Compensation Committee thus granted options for a total of 449,635 shares of Common Stock to the Company's executive officers and key employees. However, because that amount exceeded the total number of shares of Common Stock authorized and remaining to be issued under the Employee Plan, the Compensation Committee, under the authority of the Board of Directors, did not make the grant under the terms of that plan. To allow the approximately 130 holders of 1995 Performance Awards to have the full benefits of participation in the Employee Plan, the Board of Directors now recommends that shareholders approve an increase in the total number of shares authorized to be issued under its terms.

     In addition to authorizing enough shares to accommodate the 1995 Performance Awards, the Board of Directors also recommends reserving additional shares to accommodate awards for more recent employee performance and as an inducement to attract qualified new employees. To determine an appropriate amount for the increase, the Board of Directors requested and received from its investment bankers a survey showing the number of shares reserved for issuance under the stock option plans of comparable public companies. Based on the results of that survey, the Board of Directors concluded that the 1,089,038 shares proposed to be reserved for issuance under the Employee Plan, when added to all other shares of Common Stock reserved for issuance under all other authorized options and outstanding warrants, would be consistent with the actions of comparable public companies. The Board thus concluded that the proposed increase represents an appropriate amount to submit to shareholders for their approval.

     The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the amendment to the Employee Plan. Unless instructed otherwise, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of the proposed amendment to the Employee Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED TO BE ISSUED UNDER THE TERMS OF THE EMPLOYEE PLAN.

                        DESCRIPTION OF THE EMPLOYEE PLAN

     The following description of the Employee Plan is qualified in its entirety by reference to the full text of such plan, a copy of which may be obtained by shareholders of the Company upon written request directed to the Company's General Counsel at the address listed on the first page of this proxy statement.

     General. The Employee Plan provides for the grant of incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs") (see "Federal Income Tax Effects of Participation in the Employee Plan" below for information concerning the tax treatment of ISOs and NQSOs). The Employee Plan was effective as of July 21, 1992, and options may be granted under its terms from time to time until July 21, 2002. Termination of the Employee Plan will not terminate any option granted before termination.

     As of May 15, 1997, options to purchase an aggregate of 262,874 shares of Common stock were outstanding under the Employee Plan (net of forfeitures by employees who subsequently terminated their employment with the Company) at exercise prices ranging from $7.87 to $13.77 per share, with a weighted average exercise price of $11.19 per share. At that date, 127,796 shares of Common Stock were available for grant under the Employee Plan. Options for 2,156 shares were exercised during 1996 for a net realizable value by optionees of $1,874. The total number of shares reserved for issuance under the Employee Plan will be adjusted in the event of certain changes to the Company's capital structure, such as stock dividends, stock splits or other recapitalizations.

     Administration. The Employee Plan is administered by the Compensation Committee, which consists of three members of the Board of Directors who are not employees of the Company. The Compensation Committee determines the executive officers and employees to whom options will be granted, the exercise prices, the number of shares covered by each grant and all other terms and conditions of the grants. In accordance with the terms of the Employee Plan, the Compensation Committee has delegated to the Company's President the authority to grant NQSOs to employees who are not subject to Section 16 of the

Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Company's Common Stock. In connection with such grant, the President has the authority to determine the number of shares of Common Stock subject to such option (up to a maximum of 1,271 shares), the duration of the option, the vesting schedule (so long as no option is fully vested until the fourth or fifth anniversary of the date of grant) and all other terms and conditions of such option, except that the exercise price of such option may not be less than the fair market value of the Common Stock on the date of grant.

     Starting at the Annual Meeting, the Board of Directors will be classified into three classes, each of which will be as nearly equal in number as possible. One class will be elected for a one-year term, one class will be elected for a two-year term and one class will be elected for a three-year term. Thereafter, directors will each be elected for staggered three-year terms. The Board of Directors may remove members of the Compensation Committee at any time.

     ERISA. The Employee Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under section 401(a) of the Code.

     Eligibility. NQSOs may be granted under the Employee Plan to any individual who, at the time the option is granted, is an employee, officer, director, consultant or independent contractor of the Company or any future parent or subsidiary corporations. ISOs may be granted only to employees of the Company. The Company estimates that as of May 15, 1997, approximately 2,700 persons were eligible for the grant of stock options under the Employee Plan.

     Option Price. The exercise price of each option is fixed by the Compensation Committee at whatever price the Compensation Committee determines in the exercise of its sole discretion, except that ISOs can not be granted at less than fair market value on the date of the grant. In addition, with respect to ISOs granted to any person who owns, directly or by attribution, more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Shareholder"), the exercise price per share must not be less than 110% of the fair market value per share of the Common Stock at the date of grant.

     Exercisability of Options. Unless specified otherwise by the Compensation Committee, options may be exercised only while the holder is in the employ of the Company or any future subsidiary of the Company, within 90 days after the date of termination of employment (unless terminated for cause), or within one year after the death or disability of the holder. During the optionee's lifetime, an option is exercisable only by the optionee. Options are not transferable except upon the death of the optionee or pursuant to a qualified domestic relations order. Terminated or expired options become available for future grants.

     No option is exercisable until it has vested. The vesting schedule for each option is specified by the Compensation Committee at the time of the grant of the option. Notwithstanding any vesting schedule, the Employee Plan permits the Compensation Committee to accelerate the vesting of one or more outstanding options at such times and in such amounts as it shall determine in its sole discretion. At the date of exercise, the optionee may pay the full option price in cash, cashier's check or in shares of Company stock previously acquired by the optionee valued at fair market value, or by complying with any other payment mechanism approved by the Compensation Committee. The use of previously acquired shares to pay the option price enables the optionee to avoid the need to fund the entire purchase with cash.

     Duration. Options may be granted for varying periods not to exceed ten years and two days from the date of grant (five years in the case of ISOs granted to employees who hold more than 10% of the voting power of the Common Stock).

     Liquidation, Reorganization or Merger. In the event of any acquisition of property or stock as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Common Stock, and in the event of any dissolution, liquidation, reorganization or merger in which the Company is not the surviving or the resulting corporation and in connection with which no assumption of or substitution of new options for existing options is made, each outstanding option shall terminate as of the effective date of such acquisition, dissolution, liquidation, reorganization or merger; provided, however, that holders of any outstanding options under the Employee Plan shall have the right, immediately prior to any such acquisition of property or stock, dissolution, liquidation, reorganization or merger, to exercise his or her options in all or any part, whether or not the vesting requirements of the options have been satisfied.

     Amendment, Modification, or Termination of the Employee Plan. The Compensation Committee and/or the Board of Directors may, at any time, modify or amend the Employee Plan and options granted thereunder, except that no amendment with respect to an outstanding option shall be made over the objection of the option holder. Notwithstanding the foregoing, shareholder approval is required for any amendment which increases the number of shares subject to the Employee Plan (other than in connection with automatic adjustments due to changes in capitalization or the assumption or substitution of options in connection with mergers or acquisitions).

        FEDERAL INCOME TAX EFFECTS OF PARTICIPATION IN THE EMPLOYEE PLAN

     The following summary of federal income tax consequences is based upon existing statutes, regulations, and interpretations thereof. Because the applicable rules are complex and because income tax consequences may vary depending upon the particular circumstances of each optionee, no attempt has been made to outline the tax consequences to any particular optionee. Each optionee should consult his or her own tax advisor concerning federal (and any foreign, state or local) income tax consequences of participation in the Employee Plan. This proxy statement does not purport to describe foreign, state or local income tax consequences, which may differ from United States federal income tax consequences.

     Incentive Stock Options. ISOs granted under the Employee Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of the Company. An optionee will not have taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") will be includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax. The Option Spread will generally be measured on the date of exercise and will be includable in AMTI in the year of exercise; special rules regarding the amount and timing of AMTI inclusion may apply for shares subject to a "substantial risk of forfeiture." In addition, special rules apply to the payment of the exercise price with the Company's Common Stock.

     If an optionee holds the shares acquired upon exercise of an ISO ("ISO Stock") for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised (together the "Holding Period"), any gain from a sale of the ISO Stock, other than to the Company, should be taxable as long-term capital gain. If an optionee disposes of ISO Stock before the end of the Holding Period (a "Disqualifying Disposition"), the amount of the Option Spread at the date of exercise (or, if less, the amount of gain realized upon the sale) will be taxed as ordinary income. Such income will be subject to information reporting requirements. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income will be capital gain. Special rules may apply regarding the date the Option Spread is measured for ISO Stock purchased subject to a "substantial risk of forfeiture."

     Nonqualified Stock Options. An optionee does not have taxable income due to the grant of an NQSO under the Employee Plan. Upon exercise of the NQSO, the optionee will have taxable ordinary income equal to the Option Spread. The optionee's tax basis in the shares will be equal to the fair market value of such shares on the date of exercise, and the holding period will also begin on that date. Special rules apply to the payment of the NQSO exercise price with the Company's Common Stock. In general, shares acquired by exercise of NQSOs granted under the Employee Plan will not be subject to a "substantial risk of forfeiture," which includes a right of the Company to repurchase shares at their purchase price and restrictions on sale of the shares to comply with certain requirements for "pooling-of-interests" accounting. If shares are subject to such a restriction and the optionee files an election under Code Section 83(b) ("Section 83(b) Election") within 30 days after the date of purchase, the optionee will generally receive the tax treatment described above. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income, on the date the restrictions lapse, in an amount equal to the Option Spread as of the date of lapse; in addition, the optionee's holding period will begin on the date of the lapse.

     Regardless of whether the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who is an employee at the time of grant will constitute "supplemental wages" subject to withholding of income and employment taxes by the Company. Upon sale, other than to the Company, of shares acquired under a NQSO, an optionee generally will have a capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares. Such gain or loss will be long-term if the optionee has held the shares for more than one year.

     Sale of Stock to the Company. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

                    PERFORMANCE AWARDS AND THE EMPLOYEE PLAN

     The following table sets forth certain information regarding options granted during fiscal 1996 that, if Item 2 is approved by shareholders, would allow such options to be granted under the terms of the Employee Plan. As of May 15, 1997, the exercise price of these options was higher than the last sale price of the Common Stock as reported by the Nasdaq National Market, and thus the options had no determinable market value.

NEW PLAN BENEFITS

           1992 COMBINED INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN

                                                                 NUMBER OF SHARES SUBJECT TO OPTIONS
                       NAME AND POSITION                          CURRENTLY GRANTED OUTSIDE OF PLAN
---------------------------------------------------------------  ------------------------------------
Michael W. Luce................................................                 120,580
President and Chief Executive Officer
C. Michael Fisher..............................................                  40,700
Senior Vice President -- Operations
Arlee J. Jensen................................................                  40,000
Senior Vice President -- Merchandising and Marketing
Myron E. Kirkpatrick...........................................                  22,200
Vice President -- Finance and Chief Financial Officer
Jeffrey C. Mason...............................................                  23,400
Vice President -- Real Estate and Construction

All Executive Officers as a Group..............................                 291,180(1)
Non-Executive Director Group...................................                       0
All Non-Executive Officer Employees as a Group.................                 142,255

---------------
(1) Does not include options for 16,200 shares granted in fiscal 1996 to an executive officer who no longer works for the Company, which options have since expired.

                         ITEM 3 -- APPROVAL OF AUDITORS

     Item 3 is the recommendation of the Audit Committee that Arthur Andersen LLP be appointed auditors for 1997, which is being presented to shareholders for approval. Representatives of Arthur Andersen LLP will be present at the meeting, will be available to respond to appropriate questions and may make a statement if they so desire.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS FOR 1997.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, the following individuals (none of whom was or had been an employee of the Company) served on the Company's Compensation Committee:
Jeffrey H. Brotman, Gerald R. Gallagher and Dale J. Vogel. There were no interlocks with other companies within the meaning of the Commission's proxy rules during fiscal 1996.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since its inception, the Company has acquired through arm's length transactions a significant portion of its finished personal care products, particularly in its Aromatics line, from Randall International, the President and majority shareholder of which, William B. Randall, is a member of the Company's Board of Directors. The cost of products purchased from Randall International by the Company in fiscal 1996 was approximately $3.48 million. These purchases represented approximately 11% of the Company's total purchases for such year.

                                 OTHER BUSINESS

     Management knows of no other business that will be presented for action at the Annual Meeting. If other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders"), to file reports of ownership and changes in ownership with the Commission. Insiders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representation from certain reporting persons that no Form 5 was required for those persons, the Company believes that its Insiders complied with all applicable Section 16(a) filing requirements for fiscal 1996, with the exception of Ms. Detmer, who filed a late Form 3 to report her becoming an executive officer of the Company. Ms. Detmer owned no securities of the Company and had no other transactions to report.

                                 ANNUAL REPORTS

     A copy of the 1996 Annual Report to Shareholders (which includes the Company's Annual Report on Form 10-K) is being mailed to each shareholder of record together with this proxy statement. The Company has also filed with the Commission its Annual Report on Form 10-K for the fiscal year ended February 1, 1997. This report contains information concerning the Company and its operations. A COPY OF THIS REPORT WILL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST IN WRITING to Investor Relations, Garden Botanika, 8624 154th Avenue N.E., Redmond, Washington 98052.

       SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder who wishes to present a proposal for action at the 1998 Annual Meeting and who wishes to have it set forth in the corresponding proxy statement and identified in the corresponding form of proxy prepared by management must notify the Company no later than February 1, 1998 in such form as required under the rules and regulations promulgated by the Commission.

                            SOLICITATION OF PROXIES

     Officers and other employees of the Company may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services, which will be performed in addition to their regular duties. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. ChaseMellon Shareholder Services will assist in the distribution of proxy solicitation materials and collection of proxies. The Company has also agreed to indemnify ChaseMellon Shareholder Services against certain liabilities. The Company will pay the cost of all proxy solicitation.

                                          By order of the Board of Directors

                                          LOGO
                                          Michael W. Luce
                                          President

                              GARDEN BOTANIKA, INC.
                    1992 COMBINED INCENTIVE AND NONQUALIFIED
                                STOCK OPTION PLAN
         (WITH PROPOSED AMENDMENT FOR 1997 ANNUAL SHAREHOLDERS MEETING)



1. Purpose. The purpose of the 1992 Combined Incentive and Nonqualified Stock Option Plan (the "Plan") is to enable Garden Botanika, Inc. (the "Company") to attract and retain the services of people with training, experience and ability and to provide additional incentive to such persons by granting them an opportunity to participate in the ownership of the Company.

2. Stock Subject to Plan. The stock subject to this Plan shall be the Company's Common Stock, par value $.01 per share (the "Common Stock"), presently authorized but unissued or now held or subsequently acquired by the Company as treasury shares. Subject to adjustment as provided in Section 10, the aggregate amount of Common Stock reserved for issuance or delivery upon exercise of all options granted under this Plan shall not exceed 1,089,038 shares of Common Stock, as constituted on date of adoption of this Plan by the Board of Directors. If any option granted under this plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall thereupon again be available for purposes of this Plan.

3. Administration. The Plan shall be administered by the Board of Directors of the Company, in accordance with the following terms and conditions:

         3.1 General Authority. Subject to the express provisions of the Plan, the board of Directors shall have the authority, in its discretion, to determine all matters relating to options to be granted under the Plan, including the selection of individuals to be granted options, the number of shares to be subject to each option, the exercise price, the term, whether such options shall be immediately exercisable or shall become exercisable in increments over time, and all other terms and conditions thereof. Grants under this Plan to persons eligible need not be identical in any respect, even when made simultaneously. The Board of Directors may from time to time adopt rules and regulations relating to the administration of the Plan. The interpretation and construction by the Board of Directors of any terms or provisions of this Plan or any option issued hereunder, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties. The Board of Directors in its sole discretion, may grant incentive stock options ("Incentive Stock Options") as such term is defined in Section 422 of the Internal Revenue code of 1986, as amended, (the "Code") and/or nonqualified stock options ("Nonqualified Stock Options"). A Nonqualified Stock Option is a stock option which is not an Incentive Stock Option. The type of option granted, whether an Incentive Stock Option or a Nonqualified Stock Option shall be clearly identified by the Board of Directors when granted. The term option when used in this Plan refers to Incentive Stock Options and Nonqualified Stock Options, collectively.

         3.2 Directors. A member of the Board of Directors shall be eligible to participate in or receive or hold options under this Plan; provided, however, that no member of the Board of

Directors shall vote with respect to the granting of an option hereunder to himself or herself, as the case may be.

         3.3 Delegation to a Committee. Notwithstanding the foregoing, the Board of Directors, if it so determines, may delegate to a committee of the Board of Directors any or all authority for the administration of the Plan, and thereafter references to the Board of Directors in this Plan shall be deemed to be references to the committee to the extent provided in the resolution establishing the committee.

         3.4 Persons Subject to Section 16(b). Notwithstanding anything in the Plan to the contrary, the Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers or directors subject to
Section 16(b) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") without so restricting, limiting or conditioning the Plan with respect to other participants.

         3.5 Replacement of Options. The Board of Directors, in its absolute discretion, may grant options subject to the condition that options previously granted at a higher or lower exercise price under the Plan be canceled or exchanged in connection with such grant. The number of shares covered by the new options, the exercise price, the term and the other terms and conditions of the new option, shall be determined in accordance with the Plan and may be different from the provisions of the canceled or exchanged options. Alternatively, the Board of Directors may, with the agreement of the Optionee amend previously granted options to establish the exercise price at the then current fair market value of the Company's Common Stock, maintaining existing vesting and expiration dates.

         3.6 Loans to Optionees. The Board of Directors, in its absolute discretion, may provide that the Company loan to Optionees sufficient funds to exercise any option granted under the Plan and/or to pay withholding tax due upon exercise of such option. The Board of Directors shall have the authority to make such determinations at the time of grant or exercise and shall establish repayment terms thereof, including installments, maturity and interest rate.

4. Eligibility. Options may be granted only to persons who, at the time the option is granted, are employees or directors of, or consultants or independent contractors to, the Company or any of its present or future parent or subsidiary corporations (as those terms are used in Section 422(a) (2) and (d) (1) and Section 424(e) and (f) of the Code, hereafter a "Parent" or "Subsidiary"). Any individual to whom an option is granted under this Plan shall be referred to hereinafter as "Optionee". Any Optionee may receive one or more grants for options as the Board of Directors as shall from time to time determine, and such determinations may be different as to different Optionees and may vary as to different grants. Optionees who are not employees will only be eligible to receive Nonqualified Stock Options.

5. Terms and Conditions of Options. Options granted under this Plan shall be evidenced by written agreements which shall contain such terms, conditions, limitations and restrictions as the Board of Directors shall deem advisable and which are not inconsistent with this Plan. Each option granted hereunder shall clearly indicate whether it is an Incentive Stock Option or Nonqualified Stock Option. Notwithstanding the foregoing, all such options shall include or incorporate by reference the following terms and conditions:

         5.1 Number of Shares; Price. The maximum number of shares that may be purchased pursuant to the exercise of each option and the price per share at which such option is exercisable (the "exercise price") shall be as established by the Board of Directors, provided that the exercise price of Incentive Stock Options shall not be less than the fair market value per share of the common Stock at the time the option is granted, as determined in good faith by the Board of Directors. The exercise price of Nonqualified Stock Options may be greater or less than the fair market value per share of the Common Stock at the time the option is granted.

         5.2 Duration of Options. Subject to the restrictions contained in
Section 9, the term of each option shall be established by the Board of Directors and, if not so established, shall be ten years from the date it is granted, but in no event shall the term of any Incentive Stock Option exceed ten years.

         5.3 Exercisability. Each option shall prescribe the installments, if any, in which an option granted under the Plan shall become exercisable. The Board of Directors, in its absolute discretion, may waive or accelerate any installment requirement contained in outstanding options. In no case may an option be exercised as to less than 100 shares at any one time (or the remaining shares covered by the option if less than 100) during the term of the option. Only whole shares shall be issued pursuant to the exercise of any option.

         5.4 Incentive Stock Option. Any option which is issued as an Incentive Stock Option under this Plan, shall, notwithstanding any other provisions of this Plan or the option terms to the contrary, contain all of the terms, conditions, restrictions, rights and limitations required to be an Incentive Stock Option, and any provision to the contrary shall be disregarded.

6. Nontransferability of Options. Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by options of law or otherwise) other than by will or the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or any right or privilege conferred hereby contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process, such option thereupon shall terminate and become null and void. During an Optionee's lifetime, any options granted under this Plan are personal to him or her and are exercisable solely by such Optionee.

7. Certain Limitations Regarding Incentive Stock Options. The grant of Incentive Stock Options shall be subject to the following special limitations:

         7.1 Limitation on Amount of Grants. In no event shall any Optionee be granted Incentive Stock Options that in the aggregate (together with all other Incentive Stock Options granted by the Company or any Parents or Subsidiaries) entitle the Optionee to purchase, in any calendar year during which such options first become exercisable, stock of the Company, any Parent or any Subsidiary having a fair market value (determined as of the time such options are granted) in excess of $100,000. No limitation shall apply to Nonqualified Stock Options.

         7.2 Grants to 10% Shareholders. Incentive Stock Options may be granted a person owning more than 10% of the total combined voting power of all classes of stock of the Company and any Parent or Subsidiary only if (i) the exercise price is at least 110% of the fair market value of the stock at the time of grant, and (ii) the option is not exercisable after the expiration of five years from the date of grant.

8. Exercise of Options. Options shall be exercised in accordance with the following terms and conditions:

         8.1 Procedure. Options shall be exercised by delivery to the Company of written notice of the number of shares with respect to which the option is exercised.

         8.2 Payment. Payment of the option price shall be made in full within 5 business days of the notice of exercise of the option and shall be in cash or bank-certified or cashier's checks, or personal check if permitted by the Board of Directors. To the extent permitted by applicable laws and regulations (including but not limited to, federal tax and securities laws and regulations), an option may be exercised by delivery of shares of Common Stock of the company held by the Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Board of Directors. Such payment in stock may occur in the context of a single exercise of an option or successive and simultaneous exercises, sometimes referred to as "pyramiding", which provides that, rather than physically exchanging certificates for a series of exercises, bookkeeping entries will be made pursuant to which the Optionee is permitted to retain his existing stock certificate and a new stock certificate is issued for the net shares.

         8.3 Federal Withholding Tax Requirements. Upon exercise of an option, the Optionee shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Company amounts necessary to satisfy any applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Company for such requirements. Such arrangements may include payment of the appropriate withholding tax in shares of stock of the Company having a fair market value equal to such withholding tax, either through delivery of shares held by the Optionee or by reduction in the number of shares to be delivered to the Optionee upon exercise of such option.

9.       Termination of Employment, Disability and Death.

         9.1 General. If the employment of the Optionee by the Company, a Parent or a Subsidiary shall terminate by retirement or for any reason other than death, disability or cause as hereinafter provided, the option may be exercised by the Optionee at any time prior to the expiration of three months after the date of such termination of employment (unless by its terms the option sooner terminates or expires), but only if, and to the extent the Optionee was entitled to exercise the option at the date of such termination.

         9.2 Disability. If the employment of the Optionee by the Company, a Parent or a Subsidiary is terminated because of the Optionee's disability (as herein defined), the option may be exercised by the Optionee at any time prior to the expiration of one year after the date of such termination (unless by its terms the option sooner terminates or expires), but only if, and to the extent the Optionee was entitled to exercise the Option at the date of such termination. For purposes of this section, an Optionee will be considered to be disabled if the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last a continuous period of not less than 12 months.

         9.3 Death. In the event of the death of an Optionee while in the employ of the Company, a Parent or a Subsidiary, the option shall be exercisable on or prior to the expiration of one year after the date of such death (unless by its terms the option sooner terminates and expires), but only if and to the extent the Optionee was entitled to exercise the option at date of such death and only by the Optionee's personal representative if then subject to administration as part of the Optionee's estate, or by the person or persons to whom such Optionee's rights under the option shall have passed by the Optionee's will or by the applicable laws of descent and distribution.

         9.4 Termination for Cause. If the Optionee's employment with the company, a Parent or a Subsidiary is terminated for cause, any option granted hereunder shall automatically terminate as of the first advice or discussion thereof, and such Optionee shall thereupon have no right to purchase any shares pursuant to such option. "Termination for Cause" shall mean dismissal for dishonesty, conviction or confession of a crime punishable by law (except minor violations) intoxication while at work, fraud, misconduct or disclosure of confidential information.

         9.5 Waiver or Extension of Time Periods. The Board of Directors shall have the authority, prior to or within the times specified in this Section 9 for the exercise of any such option, to extend such time period or waive in its entirety any such time period to the extent that such time period expires prior to the expiration of the term of such option. In addition, the Board of Directors may grant, pursuant to a specific resolution adopted at the time of grant, modify or eliminate the time periods specified in this Section 9. However, no Incentive Stock Option may be exercised after the expiration of ten years from the date such option is granted. If an Optionee holding an Incentive Stock Option exercises such option, by permission, after the expiration of the time period specified in this Section 9, the option will no longer be treated as an Incentive Stock Option under the Code and shall automatically be converted into a Nonqualified Stock Option.

         9.6 Termination of Options. To the extent that the option of any deceased Optionee or of any Optionee whose employment is terminated shall not have been exercised within the limited periods prescribed in this Section 9, all further rights to purchase shares pursuant to such option shall cease and terminate at the expiration of such period. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the date such option is granted, notwithstanding any provision to the contrary.

         9.7 Non-Employee Optionees. Options granted to Optionees who are not employees of the Company, a Parent or a Subsidiary at the time of grant shall not be subject to the provisions of this Section 9, except as specifically provided in the option.

10.      Option Adjustments.

         10.1 Adjustments Upon Changes in Capitalization. The aggregate number and class of shares on which options may be granted under this Plan, the number and class shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and all such options, shall each be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, or any other increase or decrease in the number of shares of Common stock of the Company without the receipt of consideration by the Company.

         10.2 Effect of Certain Transactions. Except as provided in subsection 10.3, upon a merger, consolidation, acquisition of property or stock reorganization or liquidation of the Company, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for their shares of Common Stock, any option granted hereunder shall terminate, provided that the Optionee shall have the right immediately prior to any such merger consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

         10.3 Conversion of Options on Stock for Stock Exchange. If the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock or reorganization, all options granted hereunder shall terminate in accordance with the provision of subsection 10.2 unless the Board of Directors and the corporation issuing the Exchange Stock, in their sole discretion and subject to any required action by the share-holders of the company and such corporation, agree that all such options granted hereunder are converted into options to purchase shares of Exchange Stock. The amount and price of the such options granted shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation, acquisition of property or stock, separation or reorganization. The vesting schedule set forth in the option agreement shall continue to apply to the options granted for the Exchange Stock.

         10.4 Fractional Shares. In the event of any adjustment in the number of shares covered by any option, any fractional shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full shares resulting from such adjustment.

         10.5 Determination of Board of Directors to be Final. All such adjustments shall be made by the Board of Directors and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.


11.      Securities Regulations.

         11.1 Compliance. Shares shall not be issued with respect to an option granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law including, without limitation, any applicable state securities laws, the Securities Act of 1993, as amended, the 1934 Act, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed, and shall further be subject to the approval of counsel of the Company with respect to such compliance. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

         11.2 Representations by Optionee. As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such representation is required by any relevant provision of the laws referred to in Section 11.1. At the option of the Company, a stop transfer order against any records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation may be stamped on the stock certificate in order to assure exemption from registration. The Board of Directors may also require such other action or agreement by the Optionees as may from time to time be necessary to comply with the federal and state securities laws. This provision shall not obligate the Company to undertake registration of options or stock hereunder.

12. Employment Rights. Nothing in this Plan or any option or right granted pursuant hereto shall confer upon any Optionee any right to be continued in the employment of the Company, a Parent or any Subsidiary of the Company or to remain a director, or to interfere in any way with the right of the Company, a Parent or any Subsidiary, in its sole discretion, to terminate such Optionee's employment at any time or to remove the Optionee as a director at any time.

13. Amendment and Termination.

         13.1 Action by Shareholders. The Plan may be terminated, modified, or amended by the shareholders of the Company.

         13.2 Action by Board of Directors. The Board of Directors may also terminate the Plan, or modify or amend the Plan in such respects as it shall deem advisable in order to conform to any changes in law or regulation applicable thereto, or in other respects; provided, however, that the Board of Directors may not, without further approval by the shareholders of the Company:

                  (i) Change the number of shares in the aggregate which may be sold pursuant to options granted under the Plan;

                  (ii) Except as provided in Section 9.5, increase the period during which options may be granted or exercised; or

                  (iii) Change the terms of the Plan which causes the Plan to lose its qualification as an incentive stock option plan under Section 422 of the Code.

                  No termination, suspension or amendment of the Plan may, without the consent of each Optionee to whom any option shall theretofore have been granted, adversely affect the rights of such Optionees under such options.

         13.3 Automatic Termination. Unless the Plan shall theretofore have been terminated as herein provided, this Plan shall terminate ten (10) years from the earlier of: (i) the date on which the Plan is adopted; or (ii) the date on which this Plan is approved by the shareholders of the Company. No option may be granted after such termination, or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any option theretofore granted under this Plan.

14. Effective Date of the Plan. This Plan shall become effective on the date of its adoption by the Board of Directors of the Company and options may be granted immediately thereafter but no option may be exercised under the Plan unless and until the Plan shall have been approved by the shareholders within 12 months after the date of adoption of the Plan by the Board of Directors. If such approval is not obtained within such period the Plan and any options granted thereunder shall be null and void.

                  Approved by the Board of Directors on July 21, 1992

                  Approved by Shareholders at Annual Shareholders' Meeting May 3, 1993

                  Amended by the Board of Directors July 29, 1993

                  Amendment Approved by Shareholders at Special Shareholders' Meeting September 14, 1993

                  Amended by the Board of Directors January 3, 1995

                  Amendment Approved by Shareholders at Special Shareholders' Meeting January 19, 1995

                  Amended by Board of Directors August 31, 1995 and December 8, 1995

                  Amendment Approved by Shareholders at Annual Shareholders' Meeting October 30, 1995

                  Reflects Reverse  Stock Split effective May 21, 1996

                  Proposed Amendment Approved by Board of Directors May 1, 1997

PROXY

                             GARDEN BOTANIKA, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, having received the Notice of Annual Meeting of Shareholders of Garden Botanika, Inc. (the "Company"), and the related Proxy Statement dated May 29, 1997, hereby appoints Arlee J. Jensen and Myron E. Kirkpatrick, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on July 2, 1997, and any adjournments thereof, and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side, or, to the extent not specified, to vote FOR the election as directors of all nominees named on the reverse side and FOR Proposals 2 and 3 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

                PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN
                     IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
                                                          Please mark your
                                                          votes as indicated
                                                          in this example.   [X]

                                                                   WITHHOLD
                                                   FOR all     authority to vote
                                                   nominees     for all nominees
                                                 named below       named below
1. ELECTION OF DIRECTORS                             [ ]               [ ]
   Damon H. Ball, Gerald R. Gallagher,
   William B. Randall, Dale J. Vogel,
   Jeffrey H. Brotman and Michael W. Luce

   (INSTRUCTION: To vote FOR all nominees, or to withhold authority to vote FOR all nominees, check the appropriate box. TO
   WITHHOLD AUTHORITY TO VOTE FOR ANY
   INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH
   THE NOMINEE'S NAME IN THE LIST ABOVE.)

                                                         FOR   AGAINST   ABSTAIN
2. Approve the increase in the number of shares          [ ]     [ ]       [ ]
   authorized to be issued under the Company's
   1992 Combined Incentive and Nonqualified
   Stock Option Plan from 398,217 shares to
   1,089,038 shares of Common Stock.

                                                         FOR   AGAINST   ABSTAIN
3. Ratification of appointment of Arthur Andersen        [ ]     [ ]       [ ]
   LLP as the Company's independent auditors for 1997.

   This proxy, when properly executed, will be voted in the manner specified by the undersigned. Except as otherwise specified, this proxy will be voted FOR the election as directors of all nominees named above, FOR approval of the increase in the number of shares authorized to be issued under the Employee Plan, and FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                      FOR ALL OF THE NOMINEES NAMED ABOVE
                           AND FOR PROPOSALS 2 AND 3.

Signature(s) _________ Signature, if held jointly _________ Dated: _______, 1997 Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give title as such.
-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                              Please  mark
                                                              your vote as
                                                              indicated in
                                                              this  sample. [X]

                                                 WITHHOLD
                                FOR all     authority to vote
                               nominees      for all nominees
                             named below       named below
1. ELECTION OF DIRECTORS        [  ]              [  ]

   Damon H. Ball, Gerald R. Gallagher,
   William B. Randall, Dale J. Vogel,
   Jeffrey H. Brotman and Michael W. Luce

   (INSTRUCTION: To vote FOR all nominees, or to WITHHOLD authority to vote for all nominees, check the appropriate box. TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE
   THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)


                                                        FOR   AGAINST   ABSTAIN
2. Approve the increase in the number of shares         [ ]     [ ]       [ ]
   authorized to be issued under the Company's 1992
   Combined Incentive and Nonqualified Stock Option
   Plan (the "Employee Plan") from 398,217 shares to 1,089,038 shares of Common Stock.

                                                        FOR   AGAINST   ABSTAIN
3. Ratification of appointment of Arthur Andersen LLP   [ ]     [ ]       [ ]
   as the Company's independent auditors for 1997.



  This proxy, when properly executed, will be voted in the manner specified by the undersigned. Except as otherwise specified, this proxy will be voted FOR the election as directors of all nominees named above. FOR approval of the increase in the number of shares authorized to be issued under the Employee Plan, and FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors.

                                THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         }        FOR ALL OF THE NOMINEES NAMED ABOVE
                                      AND FOR PROPOSALS 2 AND 3.

Signature(s)____________________________________________________________________

Signature, if held jointly_______________________________ Dated:__________, 1997

Please sign name exactly as it appears hereon. If shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian,please give title as such.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            < FOLD AND DETACH HERE >

PROXY

                             GARDEN BOTANIKA, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, having received the Notice of Annual Meeting of Shareholders of Garden Botanika, Inc. (the "Company"), and the related Proxy Statement dated May 29, 1997, hereby appoints Arlee J. Jensen and Myron E. Kirkpatrick, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to attend the Annual Meeting of Shareholders of the Company on July 2, 1997, and any adjournments thereof, and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present, such proxies being instructed to vote as specified on the reverse side or, to the extent not specified, to vote FOR the election as directors of all nominees named on the reverse side and FOR Proposals 2 and 3 and to vote in their discretion on any other matters presented at the meeting or any adjournments thereof.

          PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                            > FOLD AND DETACH HERE <